Exhibit 99.1

Saga Communications, Inc. Announces Overwhelming Stockholder Approval of the

Second Amended and Restated Saga Communications, Inc.

2005 Incentive Compensation Plan

Contact:

Samuel D. Bush

313/886-7070

Grosse Pointe Farms, MI – October 18, 2013 – Saga Communications, Inc. (NYSE MKT SGA) today reported that its stockholders overwhelmingly approved the Second Amended and Restated Saga Communication, Inc. 2005 Incentive Compensation Plan (the “Plan”). The Plan was approved by 98% of the voting power of the votes cast (with each share of Class A entitled to one vote and each share of Class B entitled to ten votes). 94% of the voting power of all of Saga’s outstanding shares of Class A and Class B Common Stock approved the Plan. Of the 4,890,218 outstanding shares of Class A Common Stock, 4,111,293 shares or 96% of the votes cast (84% of all of the outstanding Class A shares) voted to approve the Plan.

Saga is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. Saga owns or operates broadcast properties in 25 markets, including 61 FM and 30 AM radio stations, 3 state radio networks, 2 farm radio networks, 4 television stations and 4 low-power television stations. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacommunications.com.